EX-23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Caremax, Inc. on Form S-8, of our report dated April 27, 2021, relating to the financial statements of Deerfield Healthcare Technology Acquisitions Corp.as of and for the period ended December 31, 2020. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Red Bank, New Jersey
October 22, 2021